EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                MARK VII, INC. TO BE ACQUIRED BY OCEAN GROUP PLC
                      IN $23.00 PER SHARE CASH TENDER OFFER

      MEMPHIS, TN -- July 27, 1999 -- Mark VII, Inc. (Nasdaq: MVII) today announced that it has entered into an agreement and plan of merger with MSAS Global Logistics Inc. and MSAS Acquisition Corporation, U.S. subsidiaries of Ocean Group plc, pursuant to which MSAS Acquisition Corporation will acquire all of the outstanding shares of Mark VII's common stock for $23.00 per share in cash.

      Mark VII's Board of Directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the tender offer and the merger. In accordance with the terms of the merger agreement, MSAS Acquisition Corporation will promptly commence a tender offer for all outstanding shares of Mark VII's common stock at a purchase price of $23.00 per share in cash. Following the completion of the tender offer, subject to the terms and conditions of the merger agreement, the parties will effect a second-step merger in which all shares not purchased in the tender offer will be converted into the right to receive $23.00 in cash.

      Certain of Mark VII's directors, who collectively own approximately 8.4% of Mark VII's outstanding common stock, have entered into a definitive agreement with the Ocean Group subsidiaries pursuant to which such director has agreed, among other things, to tender his shares pursuant to the cash tender offer and to grant to such subsidiaries an option to purchase such shares at a purchase price of $23.00 per share, exercisable upon the occurrence of certain events.

      R.C. Matney, Chairman of the Board of Directors of Mark VII, said, "We are pleased with the execution of the merger agreement and the opportunity to be a part of Ocean Group plc. We believe that joining forces with Ocean Group is in the best interests of our customers, our stockholders and our employees. For our stockholders, this transaction provides an extremely attractive opportunity to realize significant value for their shares. The transaction represents a premium of 30% over the closing price of Mark VII yesterday."

      The tender offer will be conditioned upon the tender of a majority of Mark VII's outstanding common stock on a fully diluted basis and other customary conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The offer is not subject to a financing condition.

      Mark VII, Inc. is a full-service transportation and logistics management company with 125 offices worldwide. Headquartered in Memphis, TN, Mark VII provides non-asset-based, multi-modal transportation services and fully integrated logistics solutions to many of the most successful companies in the United States and abroad.
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      Mark VII's financial advisor was Deutsche Banc Alex. Brown, and its legal counsel was Dewey Ballantine LLP.

      MSAS Global Logistics Inc.'s financial advisor was Merrill Lynch & Co., and its legal counsel was Gibson Dunn & Crutcher LLP.

Contact:
   Mark VII, Inc.
   James T. Graves
   (816) 387-4291